SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

INTEVAC, INC.

(Name of Registrant as Specified In Its Charter)

Voce Catalyst Partners LP

Voce Capital LLC

Voce Capital Management LLC

Marc T. Giles

Joseph V. Lash

J. Daniel Plants

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Voce capital files definitive proxy materials to elect

three NEW intevac Directors at upcoming annual meeting

Delivers Letter to Shareholders Urging Them to Hold Intevac’s Senior Directors Accountable for Ten-Year Track Record of Shareholder Value Destruction

Nominates Three Highly Qualified Independent Nominees

SAN FRANCISCO – April 14, 2014 – Voce Capital Management LLC (“Voce”) announced today that it has filed definitive proxy materials with the Securities Exchange Commission in connection with the 2014 Annual Meeting of Intevac, Inc. (“Intevac” or the “Company”) (Nasdaq:IVAC). Voce delivered a letter to its fellow shareholders today soliciting their support.

In its letter, Voce notes that over the last ten years, Intevac has

▪            Watched its stock price plunge by 2/3, badly lagging its peers and the market;*

▪            Incurred a cumulative operating loss despite generating over $200 million from its core HDD segment; and

▪            Siphoned the profits from its core HDD business into a series of speculative projects that have failed to earn even a nominal return on invested capital.

Voce believes Intevac’s Board bears responsibility for these myriad failures and seeks to hold it accountable through the replacement of three of its senior directors. The directors Voce has targeted for removal have an average tenure of ten years on the Board and hold several leadership positions, including the Lead Independent Director and two committee chairs. All of have been present throughout the Company’s history of capital allocation follies.

J. Daniel Plants, Voce’s Managing Partner and one of Voce’s nominees, said “Intevac’s long-term track record has been nothing short of disastrous. The Board’s irresponsible stewardship of capital has cost shareholders dearly, with over $200 million plowed into unproductive activities. It’s time for a change at Intevac and that begins by holding the Board accountable for the consequences of these dreadful decisions.”

The Pyramid | 600 Montgomery Street

San Francisco, CA 94111

(415) 489-2600 tel

(415) 489-2610 fax

www.vocecapital.com

Voce is therefore urging shareholders to elect its three highly qualified, independent nominees: Marc T. Giles, Joseph V. Lash and J. Daniel Plants. Voce believes its nominees will bring valuable skills; fresh perspective; and objectivity and independence that Intevac’s Board currently lacks.

Mr. Plants concluded: “Our independent nominees will supplement the Board with critical competencies as it grapples with looming operational, financial and governance challenges that it simply must get right if Intevac’s next ten years are going to be better for shareholders than were the previous ten.”

About Voce Capital Management

Voce Capital Management LLC is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership.

CONTACT INFORMATION:	J. Daniel Plants, Managing Partner

Voce Capital Management

(415) 489-2601

David Drake, President

Georgeson, Inc.

(212) 440-9861

The full text of Voce’s letter follows:

# # #

April 14, 2014

Dear Fellow Shareholders of Intevac, Inc.:

We are investors alongside you in Intevac, Inc. (“Intevac” or the “Company”). For the past several months, we have worked diligently behind the scenes to try to enhance the value of Intevac for the benefit of all shareholders. The few steps the Board of Directors (the “Board”) has taken during this time have, in our opinion, been merely reactive in nature and wholly inadequate. We believe more fundamental changes are required and are soliciting your support to accomplish this.

As investors know all too well, Intevac’s stock has lost 2/3 of its value in the last ten years. During this time, it has badly trailed all of the indices and its peers:*

	One Year	Three Years	Five Years	Ten Years
Intevac	21.7%	-57.9%	25.3%	-65.0%
Russell 2000 (IWM)	42.3%	61.3%	196.0%	140.8%
Nasdaq (QQQ)	32.5%	64.4%	228.0%	161.2%
Peer Group (from Proxy Statement)	24.0%	-5.4%	224.4%	-11.8%

We believe this has been caused by significant failures in operations, investment decisions, corporate governance and overall strategic direction. Specifically, we believe that Intevac has suffered from a multi-year syndrome of undisciplined capital allocation as the Board has engaged in repeated efforts to diversify Intevac away from its most profitable business, the Hard Disk Drive (“HDD”) unit, by siphoning HDD’s profits into a series of speculative investments that in our view have been costly and unsuccessful:

▪	Solar: Since 2009, the Board has spent more than $70 million developing capital equipment to be used in solar cell production, with negligible revenue to show for its efforts. Current spending has purportedly been reduced to $5 million as Intevac waits for the market to return, which Intevac has stated it currently hopes will be in 2017;

▪	Semiconductor: The Board spent several years and $80 million trying to compete in the semiconductor etch market against three much larger competitors with collective market share of 95%. Intevac eventually sold the business for less than $1 million;

The Pyramid | 600 Montgomery Street

San Francisco, CA 94111

(415) 489-2600 tel

(415) 489-2610 fax

www.vocecapital.com

Fellow Shareholders of Intevac, Inc.

April 14, 2014

▪	Photonics: the Photonics segment generated cumulative operating losses of $50 million over the last 15 years before finally achieving break-even in 2013. While the segment has value, we believe it will be very difficult for Intevac to earn anything close to an acceptable rate of return on this investment; and

▪	DeltaNu: $10 million was spent attempting to gain traction in the handheld spectroscopy business, a unit with few synergies with the rest of photonics serving industries in which Intevac had no experience. DeltaNu was eventually sold for less than $1 million.

Amazingly, Intevac as a whole has had negative operating income over the past decade despite its HDD business generating over $200 million in operating income, meaning the Company has burned more than 100% of the profits from HDD on unproductive activities. This is a large amount for any company and a staggering sum for a relatively small enterprise such as Intevac.

For a more detailed description of the reasons for our solicitation, we strongly encourage you to read the “Reasons for This Solicitation” section on pages 5 to 12 of Voce’s proxy statement.

We believe the Board bears ultimate responsibility for these failures and Intevac’s terrible performance, including the implosion of its stock. In the enclosed proxy statement we therefore ask that you vote with us at the upcoming annual meeting to replace three of the Company’s senior directors. The directors we seek to remove have been on the Board an average of ten years each. They chair two of the Board’s three committees and one is its Lead Independent Director. Their collective fingerprints are all over Intevac’s myriad failures and it’s time they are held accountable for the consequences of these dreadful decisions.

At the same time, we believe Intevac’s Board faces many strategic choices going forward. Based on its long-term track record, we do not feel the current Board can be trusted to make these decisions without significant changes. We have therefore nominated three new, independent directors we believe will materially enhance the Board’s decisionmaking in the areas of operations, capital allocation and corporate governance, among others.

Marc T. Giles. Mr. Giles previously served as the CEO of Gerber Scientific (NYSE:GRB) when it successfully navigated several issues that are directly relevant to the choices Intevac now faces. Gerber was at that time a $600 million, complex “mini-conglomerate” with five subsidiaries in capital equipment, software and services. It served multiple customer bases with sales and operations in over 100 different countries. Under Mr. Giles leadership, Gerber streamlined its portfolio by investing in and growing its core businesses while divesting other units and ultimately selling the remaining company for a significant premium. Prior to Gerber, Mr. Giles held a number of senior operating, marketing and strategy roles at FMC Corporation, a diversified industrial and manufacturing company, during his twelve years there. Mr. Giles currently serves on the Board of two other publicly traded companies that are significantly larger than Intevac: Checkpoint Systems, Inc. (NYSE:CKP) and Lydall, Inc. (NYSE:LDL).

Fellow Shareholders of Intevac, Inc.

April 14, 2014

Joseph V. Lash. Mr. Lash is a seasoned corporate advisory and investment professional with over 25 years of experience. Mr. Lash brings expertise in capital allocation strategy, planning and implementation. He has had significant involvement as a principal investor in industrial technology, traditional and renewable energy and power markets. Mr. Lash has previously sat on the boards of four publicly traded companies: Exide Technologies; Integrated Electrical Services; Neenah Enterprises; and the Grand Union Company. He also served as a Trustee of a university and its endowment. In addition, Mr. Lash’s prior tenure as a senior investment banker gives him strategic corporate advisory and capital markets expertise which will be of value to Intevac.

J. Daniel Plants. Mr. Plants lends credibility and expertise as an accomplished advisor, investor and corporate governance expert. He is the founder and Managing Partner of Voce Capital Management LLC, a value-oriented investment firm, where he has led successful campaigns for change at several other public companies, resulting in the creation of more than $750 million in shareholder value and generating average returns to shareholders of 68%. Prior to Voce, he served as a Managing Director and Head of Communications Technology and Media for Needham & Company LLC, an investment banking and asset management firm focused on small capitalization companies. Mr. Plants previously held a number of positions at leading Wall Street firms, including executive positions in investment banking at Goldman Sachs and JPMorgan Chase and as a corporate attorney with Sullivan & Cromwell.

We believe our nominees can assist the Board in making better decisions that will enhance value for all of Intevac’s shareholders. While we would expect our nominees to work constructively with Intevac’s legacy directors, we nonetheless believe they will bring much needed skills; fresh perspective; and objectivity and independence that the current Board lacks.

The election of our nominees – with your help – will accomplish two critical objectives. First, by holding three of the Board’s most senior members accountable it will send a strong signal to the remaining directors that shareholders will no longer tolerate the Board’s repeated disregard of shareholders’ interests. Second, it will supplement the Board with critical competencies as it grapples with looming operational, financial and governance challenges that it simply must get right if Intevac’s next ten years are going to be better for shareholders than were the previous ten.

Fellow Shareholders of Intevac, Inc.

April 14, 2014

We are asking fellow Intevac shareholders to vote for our three highly qualified nominees by voting the enclosed GOLD proxy card. We urge you not to vote any white proxy card sent to you by the Intevac Board and management team.

Respectfully yours,

VOCE CAPITAL management LLC

J. Daniel Plants

Managing Partner

* November 21, 2003 through November 21, 2013, the date on which Intevac announced it was adopting part of Voce’s recommendation for capital return.

On April 10, 2014, the Participants filed a Definitive Proxy Statement with the Securities and Exchange Commission. SECURITY HOLDERS ARE ADVISED TO READ THE definitive PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY Voce Capital management llc AND their AFFILIATES FROM THE STOCKHOLDERS OF intevac, INC. for use at its annual meeting BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. the DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY is available TO STOCKHOLDERS OF intevac, INC. from the participants AT NO CHARGE at https://www.proxy-direct.com/vcm-25585 and by request, and is also available at no charge AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT april 14, 2014.

Fellow Shareholders of Intevac, Inc.

April 14, 2014

IF YOU HAVE ANY QUESTIONS ABOUT EXECUTING OR DELIVERING YOUR GOLD PROXY CARD, NEED ADDITIONAL COPIES OF VOCE’S PROXY MATERIALS, OR OTHERWISE REQUIRE ASSISTANCE, PLEASE CONTACT:

480 Washington Blvd, 26th Floor Jersey City, NJ 07310 (Toll Free) (800) 314-4549

Voce’s Proxy Statement and GOLD Proxy Card are Available at:

https://www.proxy-direct.com/vcm-25585